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Exhibit 99.1

Peregrine Systems® Announces It Will Restate Financial Results

SAN DIEGO, May 23, 2002—Peregrine Systems, Inc. (NASDAQ: PRGN) announced today that it will restate its financial statements for fiscal years 2000 and 2001 and the first three quarters of fiscal year 2002 based on information that has resulted from its ongoing internal investigation into accounting errors and irregularities. The company will, among other possible adjustments, correct previously reported revenue recognition irregularities amounting to as much as $100 million.

In addition, the company has been advised that the staff of the Securities and Exchange Commission (SEC) has commenced a formal order of private investigation into the company's accounting practices. The company intends to fully cooperate with the SEC in the investigation.

The company is reviewing a range of expense management initiatives, including a reduction in force, and financing alternatives and will provide additional information on these matters as soon as it is practical.

About Peregrine

Founded in 1981, Peregrine provides Infrastructure Management solutions, which enable companies to achieve a state of frictionless business. Its solutions reduce costs, improve profitability and release capital, generating a lasting and measurable impact on the productivity of assets and people. Headquartered in San Diego, Calif., Peregrine's software manages the entire lifecycle of an organization's assets, from IT equipment and fleets of vehicles to telecom and facility assets. In addition, its Employee Self Service solutions empower employees with anytime/anywhere access to these enterprise resources, services and knowledge—resulting in improved productivity and asset utilization. Peregrine also provides integration and adapter technology to allow its Infrastructure Management solutions to interoperate with other enterprise applications both inside organizations and between organizations. For more information, visit Peregrine's Web site at www.peregrine.com.

Safe Harbor Statement

This press release contains forward-looking statements about Peregrine Systems' financial results for its fiscal years ended 2000, 2001 and 2002 and the implementation of expense management initiatives. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially. An internal investigation of the Company's accounting is currently being conducted under the auspices of the audit committee of the board of directors. The Company may determine that further accounting adjustments should be made for the transactions and matters currently being evaluated. The Company may identify additional transactions or matters that require accounting adjustments. Further, the Company's implementation of expense management initiatives may not sufficiently reduce expenses. Additional factors that could cause results to differ also include discussions with, or actions required by, the Securities and Exchange Commission.

The time required to complete the audit committee's investigation and to permit the company's auditors to complete their audit will depend on the scope and magnitude of the accounting inaccuracies that are discovered, and it is not known at this time whether the company will be able to comply with the ordinary filing deadline for its annual report on Form 10-K. Uncertainty concerning the company's business and financial results could impair its relationships with customers, which could adversely affect its revenues in future periods. More information on risks and uncertainties related to the company and its business may be found in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

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Peregrine Systems is a registered trademark of Peregrine Systems, Inc. All other trademarks are the property of their respective owners.